Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

StoneCo Ltd.

We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statement (Form F-3 No. 333-244404) of StoneCo Ltd (“the Company”), and

(2)Registration Statement (Form S-8 No. 333-230629) pertaining to the DLP Payments Holdings Ltd. Long-Term Incentive Plan and StoneCo Ltd, Contribution Agreement Plan of StoneCo. Ltd.

Of our reports dated March 11, 2021, with respect to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting of the Company included in this Annual Report (Form 20-F) for the year ended December 31, 2020.

/s/ ERNST & YOUNG Auditores Independentes S.S.

São Paulo, Brazil

April 07, 2021